Exhibit 99.1

LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

RUDOLPH TECHNOLOGIES, INC.

One Rudolph Road

Flanders, NJ 07836

LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

March 26, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Rudolph Technologies, Inc. has obtained a letter of representation from Arthur Andersen LLP (“Andersen”) stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and appropriate availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to this audit.

Very truly yours,

Rudolph Technologies, Inc.

/s/ STEVEN R. ROTH
Steven R. Roth Senior Vice President, Chief Financial Officer